SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

HUGHES Telematics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	26-0443717
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

41 Perimeter Center East, Suite 400 Atlanta, Georgia	30346
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.0001 par value

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered

Description of Common Stock

The following is a description of our common stock. This description is not complete, and we qualify this description by referring to our amended and restated certificate of incorporation and our amended and restated by-laws, which we incorporate by reference in this Form 8-A, and the laws of the State of Delaware.

General

Our amended and restated certificate of incorporation authorizes us to issue up to 155,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Voting Rights

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Our amended and restated certificate of incorporation does not provide for cumulative voting. Our board of directors has the authority to fix voting powers for any series of preferred stock, as may be permitted by state law.

Dividend Rights

Our amended and restated by-laws provide that holders of our common stock are entitled to receive any dividends our board of directors may declare on the common stock. The board of directors may declare dividends from funds legally available for this purpose.

Liquidation Rights

After provision for payment of creditors and after payment of any liquidation preferences to holders of the preferred stock, if any, if we liquidate, dissolve or are wound up, whether this is voluntary or not, the holders of our common stock will be entitled to receive the remaining assets.

Other Rights

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Stockholder Liability

Under the General Corporation Law of the State of Delaware, stockholders generally are not personally liable for a corporation’s acts or debts.

Effects on Our Common Stock if We Issue Preferred Stock

Our board of directors has the authority to issue shares of preferred stock, without further action by stockholders, to issue up to 10,000,000 shares of preferred stock in on or more series.

Our board of directors has the authority to determine the terms of each series of preferred stock, within the limits of the amended and restated certificate of incorporation and the laws of the State of Delaware. These terms include the number of shares in a series, the consideration, dividend rights, liquidation preferences, terms of redemption, conversion rights and voting rights, if any.

If we issue preferred stock, it may negatively affect the holders of our common stock. These possible negative effects include the following:

•	diluting the voting power of shares of our common stock;

•	affecting the market price of our common stock;

•	delaying or preventing a change in control of HUGHES Telematics, Inc.;

•	making removal of our present management more difficult; or

•	restricting dividends and other distributions on our common stock.

Anti-Takeover Provisions

Our amended and restated certificate of incorporation and by-laws contain certain provisions that may have the effect of deterring or discouraging an attempt to take control of our company. Among other things, these provisions:

•	Empower our board of directors, without stockholder approval, to issue shares of preferred stock, the terms of which, including voting power, are set by our board of directors;

•	Eliminate cumulative voting in the election of directors; and

•	Require advance notice of nominations for the election of directors and the presentation of stockholder proposals at annual meetings of stockholders.

Item 2. Exhibits

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of HUGHES Telematics, Inc.*

3.2	Amended and Restated By-laws of HUGHES Telematics, Inc. (incorporated herein by reference to Exhibit 3.2 to the Form 8-K filed by HUGHES Telematics, Inc. on April 6, 2009).

4.1	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Form 8-K filed by HUGHES Telematics, Inc. on April 6, 2009).

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 29, 2009

HUGHES TELEMATICS, INC.

By:	/s/ Robert C. Lewis
Robert C. Lewis
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of HUGHES Telematics, Inc.*

3.2	Amended and Restated By-laws of HUGHES Telematics, Inc. (incorporated herein by reference to Exhibit 3.2 to the Form 8-K filed by HUGHES Telematics, Inc. on April 6, 2009).

4.1	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Form 8-K filed by HUGHES Telematics, Inc. on April 6, 2009).

*	Filed herewith.